Exhibit 23.2
CONSENT OF INDEPENDENT AUDITOR
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 21, 2009, relating to the consolidated financial statements of Petrodelta, S.A. (“Petrodelta”) appearing in the Annual Report on Form 10-K of Harvest Natural Resources, Inc. and its subsidiaries for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ PGFA Perales, Pistone & Asociados
Valencia, Venezuela
November 4, 2009